Exhibit 4.2

[RESTORATION AWARD]

MYT NETHERLANDS PARENT B.V.

2020 OMNIBUS INCENTIVE COMPENSATION PLAN

PHANTOM SHARE AWARD AGREEMENT

This Phantom Share Award Agreement (this “Award Agreement”) evidences an award of phantom shares (“Phantom Shares”) by MYT Netherlands Parent B.V., a private company with limited liability (besloten vennotschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands, and any successor entity thereto (the “Company”) under the MYT Netherlands Parent B.V. 2020 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	______________ (the “Grantee”).
Grant Date:	______________ (the “Grant Date”).
Number of Phantom Shares:

______________________, which amount represents the number of Phantom Shares granted as of the date on which the public offering price in an IPO is determined by the Company and the managing underwriters (the “IPO Pricing Date”), subject to adjustment as set forth below.

Each Phantom Share represents the right of the Grantee to receive one Ordinary Share (or following the occurrence of an IPO, one ADS (but if the ratio of ADSs to Ordinary Shares is not 1:1, then such Phantom Share will automatically be adjusted to reflect the ratio of the ADSs to Ordinary Shares, as reasonably determined by the Committee) or, if otherwise determined in the sole discretion of the Committee, the cash value thereof, in an amount or having a value, respectively, equal to the Conversion Value as determined on a per Phantom Share basis as of each Conversion Date following the expiration of the applicable Waiting Period (each as defined below), as set forth herein.

IPO Effective Date Adjustment:

The number of Phantom Shares subject to this Award Agreement shall be automatically adjusted as of the IPO Effective Date (as defined below) to the extent required so that the total number of Phantom Shares awarded hereunder, after giving effect to such adjustment, shall represent the same aggregate ownership percentage of the Company’s outstanding share capital as in effect on the IPO Pricing Date (with any resulting fractional ADS rounded down to the next whole ADS).

For purposes of this Award Agreement, “IPO Effective Date” means, as applicable, the closing date of the exercise of any overallotment option by any of the managing underwriters in connection with the IPO or, if the managing underwriters deliver notice to the Company that they are waiving the overallotment option, on the date of such notice of waiver or, if the managing underwriters neither exercise the overallotment option nor deliver notice of waiver, the date of expiration of such overallotment option.

Vesting:	The Phantom Shares are fully vested on the Grant Date.
Waiting Period:

The Phantom Shares may be converted, in whole or in part, at the election of the Grantee upon written notice to the Company (in such form to be provided by the Company), into the right to receive Shares or, following the occurrence of an IPO, ADSs or, if otherwise determined in the sole discretion of the

Committee, the cash value thereof, as described in the “Conversion” section below pursuant to the following schedule:

(a)
Twenty-five percent (25%) of the total number of Phantom Shares shall become convertible at any time on or after the second anniversary of the Grant Date; and
(b)
The remaining seventy-five percent (75%) of the total number of Phantom Shares shall become convertible to the extent and in the same proportion as MYT Holding LLC sells or otherwise disposes of its holdings of Ordinary Shares, in a transaction or a series of transactions, at any time following the IPO Effective Date (including, for the avoidance of doubt, any disposition of Ordinary Shares by MYT Holding LLC in the event of the exercise of a secondary greenshoe option granted by MYT Holding LLC in connection with the IPO), rounded up to the nearest whole Phantom Share, as determined by the Committee at the end of each applicable fiscal quarter of the Company in which any such sale or other disposition occurs or more frequently if determined by the Committee in its sole discretion; provided, that in no event shall more than seventy-five percent (75%) of the total number of Phantom Shares become convertible pursuant to this clause (b); provided, further, that in the event of a Change in Control, all Phantom Shares, to the extent not previously converted, shall become convertible as of the date of such Change in Control. For example and for purposes of illustration only, if, following the Grant Date, MYT Holding LLC sells or otherwise disposes of twenty percent (20%) of the total amount of Ordinary Shares that MYT Holding LLC held on the Grant Date, then the number of Phantom Shares that becomes convertible pursuant to this clause (b) shall be equal to (i) seventy-five percent (75%) of the total number of Phantom Shares awarded herein, multiplied by (ii) twenty percent (20%), rounded up to the nearest whole Phantom Share.

Notwithstanding the foregoing, all Phantom Shares, to the extent not previously converted, shall become fully convertible and the Waiting Period shall expire on the fourth anniversary of the Grant Date.

The period during which any Phantom Share is not convertible pursuant to the foregoing schedule is referred to herein as the “Waiting Period” for purposes of this Award Agreement.

Notwithstanding any provisions in this Award Agreement or the Plan to the contrary, the Grantee shall be permitted to convert any Phantom Shares into Shares or, following the occurrence of an IPO, ADSs at any time prior to the date on which the applicable Waiting Period expires (“Early Conversion”) by delivering to the Company an Early Conversion notice in the form attached hereto as Exhibit A; provided, that, it shall be a condition to any such Early Conversion, that the Grantee enter into a shareholder agreement, in a form acceptable to the Company, which agreement shall contain, among other terms, transfer restrictions that will result in the same Waiting Period schedule applying to such Shares or ADSs, as applicable, as if no Early Conversion had occurred, a voting proxy in favor of MYT Holding LLC, a drag-along right in favor of MYT Holding LLC and a lock-up agreement.

Conversion:

With respect to any Phantom Shares for which the applicable Waiting Period has expired (the “Eligible Phantom Shares”), the Grantee may, upon written notice to the Company (in such form to be provided by the Company), elect to convert all or any portion of such Eligible Phantom Shares (to the extent not previously converted pursuant to Early Conversion) into the right to receive payment of an amount equal to (i) the Fair Market Value per Share (or, following the occurrence of an IPO, the Fair Market Value per ADS) on the conversion date specified in such election (the “Conversion Date”) (which shall be no earlier than the date on which the applicable Waiting Period has expired), multiplied by (ii) the number of Eligible Phantom Shares elected to be converted as specified in such notice (such amount, the “Conversion Value”); provided, that if the Conversion Date occurs during a period in which the sale of ADSs or other financial instruments relating to the Company is prohibited by applicable law or the Company, the Conversion Date shall be postponed to the fifth (5th) business day following the end of such period.

The Eligible Phantom Shares subject to conversion pursuant to the Grantee’s written notice to the Company shall be converted into Shares (or following the occurrence of an IPO, ADSs) or if otherwise determined in the sole discretion of the Committee, a lump-sum cash payment or a combination thereof, in any such case, having a value equal to the Conversion Value determined as of the Conversion Date, with such Shares (or ADSs) to be issued and/or cash amount to be paid, as applicable, to the Grantee on or as soon as practicable, but no later than five (5) business days following, the applicable Conversion Date (without the payment of interest or the issuance of additional Shares or ADSs), subject to the Grantee’s satisfaction of applicable withholding for any Tax-Related Items as provided in Section 3.2 of the Plan.

Issuance of Shares or ADSs:

In the event that any Eligible Phantom Shares are converted into Shares or ADSs, the Committee shall either issue, or cause to be issued, to the Grantee the applicable number of Shares (or ADSs) registered in the Grantee’s name or, if applicable, cause such number of Shares (or ADSs) to be credited to the Grantee’s account at a third-party plan administrator or broker as may be arranged for by the Committee from time to time. The Grantee shall be deemed the beneficial owner of the Shares (or ADSs) upon the Company’s receipt of the notice of conversion from the Grantee.

Effect of Termination of Employment:

If the Grantee’s Employment with the Company or any of its Subsidiaries or Affiliates is terminated for any reason at any time following the occurrence of an IPO, the Grantee (or, as applicable, the party to whom the Phantom Shares are transferred following the Grantee’s death) shall retain any then-outstanding Phantom Shares subject to the terms and conditions of this Award Agreement, including, without limitation, the right to conversion on the schedule set forth herein.

Adjustment to Phantom Shares:	The Phantom Shares awarded pursuant to this Award Agreement shall be subject to the adjustment provisions of Section 1.6.3 of the Plan.
Entry into Waiver Agreement:

The Grantee acknowledges and agrees that the Grantee shall, concurrently herewith, enter into an effective waiver agreement, substantially in the form attached in the form attached as Exhibit B hereto, regarding the Grantee’s participation in the mytheresa.com GmbH Management Compensation Plan, as amended, and/or the mytheresa.com GmbH Transaction Bonus Plan, as applicable, the terms of which are incorporated herein by reference.
Tax Representations; Withholding:

The Grantee is advised to review with his/her own tax advisors the tax consequences for any Tax-Related Items in respect of the receipt and conversion of the Phantom Shares. The Grantee hereby represents to the Company that he/she is relying solely on such advisors and not on any statements or representations of the Company, its Subsidiaries or Affiliates or any of their respective agents. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary or Affiliate to which the Grantee is providing services (the “Employer”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Phantom Shares, including, but not limited to, the grant or conversion of the Phantom Shares, the subsequent sale of any ADSs acquired pursuant to such conversion; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Phantom Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. The Grantee shall not make any claim against the Company, the Employer or any other Subsidiary or Affiliate, or their respective board, officers or employees related to Tax-Related Items arising from the Phantom Shares. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion and with no obligation to do so, to satisfy any applicable withholding obligations with regard to Tax-Related Items by any of the means described in Section 3.2 of the Plan.

The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

Transfer Restrictions:

The Grantee may not sell, exchange, transfer, assign, pledge, hypothecate or otherwise encumber the Phantom Shares, other than to the extent provided in Section 3.5 of the Plan; provided, that, if the Grantee is a member of the Management Board, the Grantee shall be permitted to transfer any Phantom Shares awarded hereunder to any employee of the Company or any of its Subsidiaries or Affiliates or, if the Grantee is a member of the Supervisory Board, the Grantee may transfer any Phantom Shares awarded hereunder to any member of the Management Board, in either case, subject to prior written approval by the full Supervisory Board and the terms of the Company’s remuneration policy as in effect from time to time.

Notwithstanding the foregoing, in the event of the death of the Grantee, any then-outstanding Phantom Shares may be transferred pursuant to legal succession under the applicable law of the country in which the Grantee resided and/or worked, subject to the terms and conditions of this Award Agreement.

Clawback:

The Phantom Shares will be subject to any clawback policy that the Company may adopt from time to time in order to comply with applicable law or the listing standards of the Applicable Exchange and, in accordance with such policy, may be subject to the requirement that the Phantom Shares (or any proceeds therefrom) be repaid to the Company after they have been distributed to the Grantee, subject in all cases to applicable law. For purposes of the foregoing, the Grantee and the Company acknowledge and agree that the award of Phantom Shares pursuant to this Award Agreement is exclusively aimed at supporting the Grantee’s loyalty with the Company or any of its Subsidiaries or Affiliates through participation in the Plan and such award, and is in no way intended to compensate the Grantee for the Grantee’s employment or service rendered to the Company or any of its Subsidiaries or Affiliates.

No Shareholder Rights:

The Grantee shall have none of the rights, including voting rights, of a shareholder of the Company until, if applicable, such time as the Phantom Shares are converted into ADSs and the Committee issues, or causes to be issued, to the Grantee one or more ADSs registered in the Grantee’s name or, if applicable, causes such ADSs to be credited to the Grantee’s account at a third-party plan administrator or broker as may be arranged for by the Committee from time to time.

No Shareholder Liability	The Grantee acknowledges and agrees that the Company’s shareholders shall not in any form be held secondary liable for any claims made with respect to the Phantom Shares.
Amendment:

The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, except that the Committee shall not make any amendment in a manner unfavorable to the Grantee (other than if immaterial or if required to facilitate compliance with applicable laws), without the Grantee’s consent. Any amendment of this Award Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

Governing Law:

This Award Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of Germany, without regard to conflict of law principles.

Nature of Grant:

In accepting the Phantom Shares, the Grantee acknowledges, understands and agrees that:

(a)

the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)

all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(c)

the Grantee is voluntarily participating in the Plan;

(d)

the Phantom Shares and any cash or ADSs received upon conversion, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(e)

the future value of the Shares underlying the Phantom Shares is unknown, indeterminable, and cannot be predicted with certainty;

(f)

if the underlying Shares do not increase in value, the Phantom Shares will have no corresponding increase in value;

(g)

if the Phantom Shares are converted into ADSs, the value of such ADSs may increase or decrease in value;

(h)

unless otherwise provided in the Plan, the Award Agreement or by the Company in its sole discretion, the Phantom Shares and the benefits evidenced by this Award Agreement do not create any entitlement to have the Phantom Shares or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(j)

neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any currency exchange rate fluctuation that may affect the value of the Phantom Shares or of any amounts due to the Grantee pursuant to the conversion of the Phantom Shares or, if applicable, the subsequent sale of any ADSs acquired upon conversion.

Data Privacy:

The Company is located at Einsteinring 9, 85609 Aschheim/Munich, Germany and grants employees of the Company and its other Subsidiaries and Affiliates the opportunity to participate in the Plan, at the Company's sole discretion. If the Grantee would like to participate in the Plan, the Grantee understands that he or she should review the following information about the Company’s data processing practices.

Data Collection and Usage. The Company collects, processes and uses the Grantee’s personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Grantee’s Employer. If the Company offers the Grantee the opportunity to participate in the Plan, then the Company will collect the Grantee’s personal data for purposes of allocating Phantom Shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Grantee’s personal data would be the Grantee’s consent.

Stock Plan Administration Service Providers. The Company may transfer personal data to a designated broker, an independent service provider, to assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Grantee’s personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Grantee. The Grantee may be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Grantee’s ability to participate in the Plan. The Grantee should note that his or her country may have enacted data privacy laws that are different from the service provider. The Company’s legal basis for the transfer of the Grantee’s personal data would be the Grantee’s consent.

Data Retention. The Company will use the Grantee’s personal data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Grantee’s personal data, the Company will remove it from it from its systems.

Voluntariness and Consequences of Consent Denial or Withdrawal. The Grantee’s participation in the Plan and the Grantee’s grant of consent is purely voluntary. The Grantee may deny or withdraw his or her consent at any time. If the Grantee does not consent, or if the Grantee withdraws his or her consent, the Grantee cannot participate in the Plan. This would not affect the Grantee’s salary as an employee; the Grantee would merely forfeit the opportunities associated with the Plan.

Data Subject Rights. The Grantee has a number of rights under data privacy laws in his or her country. Depending on where the Grantee is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Grantee’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Grantee’s personal data. To receive clarification regarding the Grantee’s rights or to exercise the rights, the Grantee should please contact the Company at Attn: Share Plan Administrator, Einsteinring 9, 85609 Aschheim/Munich, Germany.

The Grantee also understands that the Company may rely on a different legal basis for the processing or transfer of data in the future and/or request the Grantee to provide another data privacy consent. If applicable and upon request of the Company, the Grantee agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands that he or she will not be able to participate in the Plan if the Grantee fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

Electronic Delivery and Acceptance:	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The

Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Language:

The Grantee acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Award Agreement. Furthermore, if the Grantee has received this Award Agreement, or any other document related to the Phantom Shares and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Addendum:

Notwithstanding any provisions in this Award Agreement, the Phantom Shares shall be subject to any additional terms and conditions set forth in any Addendum to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum, the terms and conditions for such country will apply to the Grantee, to the extent the Committee determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Award Agreement.

Imposition of Other Requirements:

The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Phantom Shares and, if applicable, on any Shares or ADSs acquired upon conversion of the Phantom Shares, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Insider Trading/Market Abuse Restrictions:

Depending on the Grantee’s country, the Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Grantee’s ability to, directly or indirectly, acquire, sell or attempt to sell ADSs or otherwise dispose of ADSs or rights to ADSs (e.g., the Phantom Shares) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Grantee’s country). The Grantee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis); (ii) “tipping” third parties or causing them to otherwise buy or sell securities; and (iii) cancelling or amending orders the Grantee placed before he or she possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee is responsible for ensuring the Grantee’s compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.

Waiver:

The Grantee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Grantee or any other grantee.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Phantom Shares. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment or similar agreement between the Grantee and the Company or any of its Subsidiaries or Affiliates, the terms of such agreement will control. By accepting this Award Agreement, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

MYT NETHERLANDS PARENT B.V.

By:
Name:
Title:

Acknowledged and Agreed:

[NAME OF GRANTEE]

[Signature page to Phantom Share Award Agreement]

ADDENDUM TO THE

MYT NETHERLANDS PARENT B.V.

2020 OMNIBUS INCENTIVE COMPENSATION PLAN

PHANTOM SHARE AWARD AGREEMENT

Capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or Award Agreement.

Terms and Conditions

This Addendum may include additional terms and conditions that govern the Phantom Shares granted to the Grantee under the Plan if the Grantee resides and/or works in one of the countries listed below.

If the Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers to another country after the grant of the Phantom Shares, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein shall apply to the Grantee under these circumstances.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Addendum as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Phantom Shares are converted into cash or Shares or, if applicable, sells Shares acquired under the Plan.

The information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to his or her situation.

If the Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers to another country after the grant of the Phantom Shares, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Grantee in the same manner.

GERMANY

Exchange Control Notification. Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If the Grantee makes or receives a payment in excess of this amount in connection with the Grantee’s participation in the Plan, the Grantee must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

Foreign Asset/Account Reporting Notification. If the acquisition of Shares under the Plan leads to a “qualified participation” at any point during the calendar year, the Grantee understands that he or she will need to report the acquisition when the Grantee files his or her tax return for the relevant year. A qualified participation is attained if (i) the value of the Shares acquired exceeds a certain threshold or (ii) in the unlikely event the Grantee holds Shares exceeding a certain threshold of the Company’s total Ordinary Shares.

ITALY

Plan Document Acknowledgment

In accepting the grant of the Phantom Shares, the Grantee acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Addendum.

The Grantee acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Vesting; Tax Representations; Withholding; Governing Law; Nature of Grant; and Data Privacy.

Foreign Asset/Account Reporting Information

Italian residents who, at any time during the fiscal year, hold foreign financial assets (including Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Foreign Asset Tax Information

The value of financial assets held outside of Italy (including Shares) by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares acquired under the Plan) assessed at the end of the calendar year.

NETHERLANDS

There are no country-specific provisions.

SPAIN

Nature of Grant. The following provision supplements the Nature of Grant section of the Award Agreement:

In accepting the Phantom Shares, the Grantee acknowledges that they consent to participation in the Plan and has received a copy of the Plan.

The Grantee understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Options under the Plan to employees, consultants, and directors throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary or Affiliate on an ongoing basis. Consequently, the Grantee understands that the Phantom Shares are granted on the assumption and condition that the Phantom Shares and any Shares acquired under the Plan are not part of any employment contract (either with the Company or any other Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, the Grantee understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Phantom Shares shall be null and void.

Securities Law Information. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Phantom Shares. The Plan, the Award Agreement and any other documents evidencing the grant of the Phantom Shares have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information. The acquisition, ownership and disposition of stock in a foreign company (including Shares) must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones, the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made in January for Shares acquired or disposed of during the prior year and/or for Shares owned as of December 31 of the prior year; however, if the value of the Shares acquired or sold exceeds €1,502,530 (or the Grantee holds 10% or more of the share capital of the Company or such other amount that would entitle the Grantee to join the Board), the declaration must be filed within one month of the acquisition or disposition, as applicable.

In addition, the Grantee may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to the Grantee by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information. The Grantee is required to report rights or assets deposited or held outside of Spain (including Shares acquired under the Plan or cash proceeds from the sale of such Shares) as of December 31 of each year, if the value of such rights or assets exceeds €50,000 per type of right or asset. After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000 or if the ownership of the assets is transferred or relinquished during the year.

The exchange control and foreign asset / account reporting requirements in Spain are complex. The Grantee should consult their personal legal and tax advisors to ensure compliance with the applicable requirements.

UNITED KINGDOM

Tax Representations; Withholding. The following provision supplements the Tax Representations; Withholding section of the Award Agreement:

Without limitation to the Tax Representations; Withholding section of the Award Agreement, the Grantee agrees that they are responsible for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or a Subsidiary or Affiliate or by HMRC (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and its Subsidiaries and Affiliates against any Tax-Related Items they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee's behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company, the Grantee understands that they may not be able to indemnify the Company for the amount of any withholding obligation for

Tax-Related Items not collected from or paid by the Grantee, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid within 90 days of the end of the U.K. tax year in which the taxable event occurs may constitute a benefit to the Grantee on which additional income tax and NICs may be payable. The Grantee understands that they will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or a Subsidiary or Affiliate (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be recovered from the Grantee by any of the means referred to in the Award Agreement.

In addition, the Grantee agrees that the Company and/or any Subsidiary or Affiliate may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Grantee may have to recover any overpayment from the relevant tax authorities.

Waiting Period. The following provision supplements the Waiting Period section of the Award Agreement:

It is a condition of Early Conversion that Grantee enters into a valid election under Chapter 2 of Part 7 of the Income Tax (Earnings and Pensions) Act 2003. For the avoidance of doubt, this condition does not apply where Chapter 2 of Part 7 of the Income Tax (Earnings and Pensions) Act 2003 does not apply to the Phantom Shares.

EXHIBIT A

Early Conversion Notice

MYT NETHERLANDS PARENT B.V.
Attention: [ ]
[Insert Address]

Pursuant to the terms of the Phantom Share Award Agreement between the undersigned and MYT Netherlands Parent B.V. (the “Company”), dated [⚫] (the “Award Agreement”), and the MYT Netherlands Parent B.V. 2020 Omnibus Incentive Compensation Plan (the “Plan”), the undersigned hereby elects to convert a total of [⚫] Phantom Shares, granted pursuant to the Award Agreement, into ADSs prior to the date on which the applicable Waiting Period (as defined in the Award Agreement) expires (“Early Conversion”), with such election to become effective on [Insert date] (the “Effective Date”), subject to the terms and conditions set forth in the Award Agreement. Capitalized terms not defined herein shall have the meanings given to them in the Award Agreement.

The undersigned acknowledges that, as a condition to the Early Conversion, the undersigned shall be required to enter into a shareholder agreement, substantially in the form attached hereto as Appendix A (the “Shareholder Agreement”) which agreement contains, among other terms, transfer restrictions that will result in the same Waiting Period schedule applying to such ADSs as if no Early Conversion had occurred, a voting proxy in favor of MYT Holding LLC, a drag-along right in favor of MYT Holding LLC and a lock-up agreement. The undersigned hereby agrees to enter into the Shareholder Agreement concurrently herewith and deliver a fully executed copy of such Shareholder Agreement, together with a fully executed copy of this notice, to the Company at the address set forth above.

The undersigned acknowledges and agrees that this notice is subject to all of the terms and conditions as set forth in the Plan and the Award Agreement, the terms of which are incorporated herein by reference. If there is a conflict between the terms of this notice and the Plan or the Award Agreement, the terms of the Plan or Award Agreement, respectively, shall control.

A fully executed copy of this notice, together with the Shareholder Agreement, shall constitute notice to the Company that the undersigned has elected Early Conversion with respect to the total number of Phantom Shares identified above as of the Effective Date.

Sincerely yours,

Name:

Address:

ACKNOWLEDGED AND RECEIVED BY:

MYT NETHERLANDS PARENT B.V.

Name:

Title:

Date:

APPENDIX A TO EARLY CONVERSION NOTICE

Shareholder Agreement

(attached)

RESTRICTED SHAREHOLDER AGREEMENT

THIS RESTRICTED SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of [Insert Effective Date of Early Conversion Notice] (the “Effective Date”), by and between MYT Netherlands Parent B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands (the “Company”) and the undersigned shareholder of the Company (the “Restricted Shareholder” and, together with the Company, the “Parties”).

RECITALS

A.

The Restricted Shareholder has been granted Phantom Shares under that certain Phantom Share Award Agreement, by and between the Restricted Shareholder and the Company, dated as of [________________] (the “Award Agreement”), [attached as Exhibit A hereto], pursuant to the MYT Netherlands Parent B.V. 2020 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Award Agreement and in the Plan.

B.

The Award Agreement provides that the Restricted Shareholder shall be permitted to consummate an Early Conversion of any of his or her Phantom Shares into Ordinary Shares or, following the occurrence of an IPO, ADSs (such Ordinary Shares or ADSs into which Phantom Shares are converted, the “Converted Shares”) (subject to the terms and conditions set forth therein) provided, that, it shall be a condition to any such Early Conversion, that the Restricted Shareholder enters into this Agreement.

C.

The Restricted Shareholder desires to undertake an Early Conversion of a total of [⚫] Phantom Shares into [⚫] Converted Shares and, therefore, pursuant to the Award Agreement, the Restricted Shareholder desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, agreements, representations, and warranties set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

1.	Restrictions and Waiting Period Applicable to Transfers.
(a)

The Restricted Shareholder shall not, directly or indirectly, sell, pledge, encumber, assign, dispose of or transfer (each, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to, or consent to, a Transfer of, any of his or her Converted Shares at any time prior to the date on which the applicable Waiting Period has expired as set forth in the “Waiting Period” section of the Award Agreement as if no Early Conversion had otherwise occurred with respect to such Converted Shares. The Restricted Shareholder, on behalf of itself and its affiliates, agrees and acknowledges that any Transfer of Converted Shares that is inconsistent with or in violation of this Agreement shall be deemed null and void ab initio.

(b)

Notwithstanding any provisions in this Agreement to the contrary and with due observance of the articles of association of the Company and Dutch law, the Restricted Shareholder shall be permitted to Transfer any Converted Shares prior to the date on which the applicable Waiting Period expires if the Company consents to such Transfer and, prior to such Transfer, the prospective transferee agrees to assume the obligations of the Restricted Shareholder that are provided under this Agreement.

2.	Drag-Along Right.
(a)	Definitions
(i)

“Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Share Sale”); or (b) a Deemed Liquidation Event.

(ii)

“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the share capital of (1) the surviving or acquiring company; or (2) if the surviving or acquiring company is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or acquiring company; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(b)

Actions to be Taken. In the event that the Management Board and where required the Supervisory Board and the general meeting of the Company approve a Sale of the Company in writing, specifying that this Section 2 shall apply to such transaction, the Restricted Shareholder and the Company hereby agree:

(i)

if such transaction requires shareholder approval, with respect to all Converted Shares that the Restricted Shareholder owns or over which the Restricted Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Converted Shares in favor of, and adopt, such Sale of the Company and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii)

if such transaction is a Share Sale, to sell the same proportion of shares of the share capital of the Company beneficially held by the Restricted Shareholder as is being sold by MYT Holding LLC, a Delaware limited liability company, or its successor (“MYT Holding”) to the Person to whom MYT Holding proposes to

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sell their Ordinary Shares, and, except as permitted in Subsection (c) below, on the same terms and conditions as MYT Holding;

(iii)

to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or MYT Holding in order to carry out the terms and provision of this Section 2, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv)

not to deposit, and to cause their affiliates not to deposit, except as provided in this Agreement, any Converted Shares of the Company owned by such party or affiliate in a voting trust or subject any Converted Shares to any arrangement or agreement with respect to the voting of such Converted Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(v)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;
(vi)

if the consideration to be paid in exchange for the Converted Shares pursuant to this Section 2 includes any securities and due receipt thereof by the Restricted Shareholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to the Restricted Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to the Restricted Shareholder in lieu thereof, against surrender of the Converted Shares which would have otherwise been sold by the Restricted Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which the Restricted Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Converted Shares; and

(vii)

in the event that MYT Holding, in connection with such Sale of the Company, appoints a shareholder representative (the “Shareholder Representative”) with respect to matters affecting MYT Holding and the Restricted Shareholder under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of the Shareholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of the Restricted Shareholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to the Shareholder Representative in connection with the Shareholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Shareholders, and (y) not to assert any claim or commence any suit against the Shareholder Representative or MYT Holding with respect to any action or inaction taken or

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failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.

(c)

Exceptions. Notwithstanding the foregoing, the Restricted Shareholder will not be required to comply with Section 1(b) above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(viii)

any representations and warranties to be made by the Restricted Shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Converted Shares, including, but not limited to, representations and warranties that (i) the Restricted Shareholder holds all right, title and interest in and to the Converted Shares the Restricted Shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Restricted Shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Restricted Shareholder have been duly executed by the Restricted Shareholder and delivered to the acquirer and are enforceable against the Restricted Shareholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Restricted Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ix)

the Restricted Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other party in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any shareholder of any of identical representations, warranties and covenants provided by all shareholders);

(x)

the liability for indemnification, if any, of the Restricted Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its shareholders in connection with such Proposed Sale, is several and not joint with any other party (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any shareholder of any of identical representations, warranties and covenants provided by all shareholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to the Restricted Shareholder in connection with such Proposed Sale;

(xi)

liability shall be limited to the Restricted Shareholder's applicable share (determined based on the respective proceeds payable to each shareholder in connection with such Proposed Sale) of a negotiated aggregate indemnification amount that applies equally to all shareholders but that in no event exceeds the amount of consideration otherwise payable to the Restricted Shareholder in connection with such Proposed Sale, except with respect to claims related to fraud by the Restricted Shareholder, the liability for which need not be limited as to the Restricted Shareholder;

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(xii)

upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s shares will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of shares, (ii) each holder of Shares will receive the same amount of consideration per share of Shares as is received by other holders in respect of their shares of Shares, and (iii) unless the holders of at least a majority of the Shares elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by shareholders shall be allocated among the shareholders on the basis of the relative liquidation preferences to which the shareholders are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event); and

(xiii)

subject to clause (v) above, requiring the same form of consideration to be available to the holders of any single class or series of the share capital, if any holders of any shares of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such shares will be given the same option; provided, however, that nothing in this Section 1.3(c)(xiii) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s shareholders.

3.

Irrevocable Proxy and Power of Attorney. The Restricted Shareholder hereby constitutes and appoints as the proxies of the Restricted Shareholder and hereby grants a written power of attorney to MYT Holding or any person designated by MYT Holding, with full power of substitution, with respect to any matters requiring the vote of the Converted Shares, and hereby authorizes each of them to represent and vote the Converted Shares. Other than as described in the foregoing sentence, the Restricted Shareholder shall not vote, or agree to any commitments to vote, any Converted Shares. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4(a) hereof. The Restricted Shareholder hereby revokes any and all previous proxies or powers of attorney with respect to the Converted Shares and shall not hereafter, unless and until this Agreement terminates[or the applicable terms herein expire pursuant to Section 4(a) hereof, purport to grant any other proxy or power of attorney with respect to any of the Converted Shares, deposit any of the Converted Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Converted Shares, in each case, with respect to any of the matters set forth herein.

4.	Miscellaneous Provisions.
(a)

Expiration. The Drag-Along Right (Section 2) and Irrevocable Proxy and Power of Attorney (Section 3) applicable to any given Convertible Share, shall expire upon expiration of the transfer restrictions applicable to such Convertible Shares, as provided in Section 1.

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(b)	Termination. This Agreement may be terminated at any time, if approved by the Supervisory Board of the Company, upon written notice to the Restricted Shareholder.
(c)

Record Owner; Dividends. The Restricted Shareholder and any permitted transferees, during the duration of this Agreement, shall be considered the record owners of the Shares. The Restricted Shareholder and any permitted transferees shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution.

(d)

Securities Laws. The Company may require the Restricted Shareholder to make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Shares hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

(e)

Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(f)

Amendment. This Agreement may be changed, modified or amended only by a written agreement signed by a duly authorized representative of the Company; provided, however, that no change, modification or amendment may be made without the written approval of the Restricted Shareholder if such change, modification or amendment would materially and adversely affect the Restricted Shareholder’s rights under this Agreement.

(g)

Governing Law and Venue. This Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of Germany, without regard to conflict of law principles.

(h)

Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(i)

Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(j)

Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Restricted Shareholder shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(k)

Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

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(l)

Waiver. The Restricted Shareholder acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of that or any other provision hereof.

(m)

Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(n)

Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Converted Shares by electronic means. The Restricted Shareholder hereby consents to receive such documents by electronic delivery and agrees to accept this Agreement or otherwise participate as a shareholder of the Company through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and effective as of the Effective Date.

MYT NETHERLANDS PARENT B.V.

By:
Name:
Title:

[NAME OF RESTRICTED SHAREHOLDER]

Address:

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